Albertsons Companies, Inc. Reports Second Quarter Fiscal 2022 Results

Boise, ID - October 18, 2022

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the second quarter of fiscal 2022, which ended September 10, 2022.

Second Quarter of Fiscal 2022 Highlights

•Identical sales increased 7.4%
•Digital sales increased 36%
•Loyalty members increased 16% to 31.8 million
•Net income of $343 million, or $0.59 per share
•Adjusted net income of $418 million, or $0.72 per share
•Adjusted EBITDA of $1,049 million

"Our team continued to deliver strong performance during the second quarter," said Vivek Sankaran, CEO. "Throughout the quarter, we continued to invest in our digital transformation, our differentiation in Fresh, and the modernization of our capabilities. As we look ahead to the balance of the year, we believe we are well-positioned to further accelerate in each of these areas, as we continue to roll out our Customers for Life strategy. With ongoing productivity to support our investments and to cushion inflationary and consumer headwinds, we will continue to prioritize our investments in deepening our relationships with our customers and communities. Our teams' commitment to serving our customers is driving our performance while furthering our purpose to bring people together around the joys of food and to inspire well-being."

Second Quarter of Fiscal 2022 Results

Net sales and other revenue was $17.9 billion during the 12 weeks ended September 10, 2022 ("second quarter of fiscal 2022") compared to $16.5 billion during the 12 weeks ended September 11, 2021 ("second quarter of fiscal 2021"). The increase was driven by the Company's 7.4% increase in identical sales and higher fuel sales, with retail price inflation driving the identical sales increase.

Gross margin rate decreased to 27.9% during the second quarter of fiscal 2022 compared to 28.6% during the second quarter of fiscal 2021. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 43 basis points compared to the second quarter of fiscal 2021. The decrease was primarily driven by increases in product and supply chain costs, increases in picking and delivery costs related to the growth in digital sales, and fewer COVID-19 vaccines in the second quarter of fiscal 2022, partially offset by the benefits of ongoing productivity initiatives.

Selling and administrative expenses decreased to 25.0% of Net sales and other revenue during the second quarter of fiscal 2022 compared to 25.6% during the second quarter of fiscal 2021. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 31 basis points. The decrease in Selling and administrative expenses was primarily attributable to the benefit of ongoing productivity initiatives, together with lower COVID-19 related expenses and sales leverage, partially offset by investments related to the acceleration of the Company's digital and omnichannel capabilities, market-driven wage rate increases and higher depreciation and amortization.

Net gain on property dispositions and impairment losses was $14.0 million during the second quarter of fiscal 2022 compared to $0.2 million during the second quarter of fiscal 2021.

Interest expense, net was $89.8 million during the second quarter of fiscal 2022 compared to $109.3 million during the second quarter of fiscal 2021.

Other income, net was $18.9 million during both the second quarter of fiscal 2022 and the second quarter of fiscal 2021.

Income tax expense was $117.4 million, representing a 25.5% effective tax rate, during the second quarter of fiscal 2022 compared to $100.3 million, representing a 25.4% effective tax rate, during the second quarter of fiscal 2021.

Net income was $342.7 million, or $0.59 per share, during the second quarter of fiscal 2022 compared to $295.2 million, or $0.52 per share, during the second quarter of fiscal 2021.

Adjusted net income was $418.3 million, or $0.72 per share, during the second quarter of fiscal 2022 compared to $369.5 million, or $0.64 per share, during the second quarter of fiscal 2021.

Adjusted EBITDA was $1,048.5 million, or 5.9% of Net sales and other revenue, during the second quarter of fiscal 2022 compared to $965.4 million, or 5.8% of Net sales and other revenue, during the second quarter of fiscal 2021.

Recent Developments

On October 13, 2022, as disclosed in an 8-K filed on October 14, 2022, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Kroger Company ("Kroger") and Kettle Merger Sub, Inc. Under the terms of the Merger Agreement, Kroger (through Kettle Merger Sub, Inc.) will acquire all of the outstanding shares of the Company's common and preferred stock (on an as-converted basis) for an estimated total consideration of $34.10 per share. Details regarding the Merger Agreement and the transactions contemplated by the Merger Agreement can be found in the 8-K filed on October 14, 2022 and the joint press release issued by the Company and Kroger on October 14, 2022. As part of the transaction, the Company will pay a special cash dividend of up to $4 billion to its stockholders. The cash component of the $34.10 per share consideration will be reduced by the per share amount of the special cash dividend, which is expected to be approximately $6.85 per share. This cash dividend will be payable on November 7, 2022, to stockholders of record as of the close of business on October 24, 2022.

In addition, as disclosed in an 8-K filed on October 17, 2022, the Company entered into extended lock-up agreements with entities affiliated with five of its largest stockholders (Cerberus Capital Management, L.P., Kimco Realty Corporation, Klaff Realty, L.P., Lubert-Adler Partners and Jubilee Limited Partnership), who the Company refers to as its Sponsors, and a lock-up agreement with HPS Investment Partners, LLC ("HPS"). HPS and certain of the Sponsors were each party to extended lock-up agreements which were due to expire on October 18, 2022. Details regarding these lock-up agreements entered into with the Sponsors and HPS can be found in the 8-K filed by the Company on October 17, 2022.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of September 10, 2022, the Company operated 2,272 retail food and drug stores with 1,722 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2021, along with the Albertsons Companies Foundation, the Company contributed nearly $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•    changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•    rates of food price inflation or deflation, as well as fuel and commodity prices;
•    changes in market interest rates and wage rates;
•    changes in retail consumer behavior, including in the digital space;
•    ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•    failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all, or to close the transactions contemplated by the Merger Agreement;
•    availability and cost of goods used in our food products;
•    challenges with our supply chain;
•    cybersecurity events affecting us and related costs and impact to the business; and
•    health epidemics and pandemics including the continued impact of the COVID-19 pandemic, about which there are still many unknowns and the extent of their impact on our business and the communities we serve.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

The Company expects to prepare an information statement on Schedule 14C for its stockholders with respect to the approval of the merger between the Company and Kroger. When completed, the information statement will be mailed to the Company's stockholders. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC's website, www.sec.gov or from the Company's website at https://www.albertsonscompanies.com/investors/overview/.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby provide useful measures of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Net sales and other revenue	$17,919.4	$16,505.7	$41,229.7	$37,775.1
Cost of sales	12,914.8	11,788.7	29,680.1	26,867.1
Gross margin	5,004.6	4,717.0	11,549.6	10,908.0

Selling and administrative expenses	4,487.6	4,231.3	10,351.9	9,734.9
(Gain) loss on property dispositions and impairment losses, net	(14.0)	(0.2)	(93.4)	0.1
Operating income	531.0	485.9	1,291.1	1,173.0

Interest expense, net	89.8	109.3	228.7	262.6
Other income, net	(18.9)	(18.9)	(25.2)	(62.4)
Income before income taxes	460.1	395.5	1,087.6	972.8

Income tax expense	117.4	100.3	260.7	232.8
Net income	$342.7	$295.2	$826.9	$740.0

Net income per Class A common share
Basic net income per Class A common share	$0.61	$0.55	$1.44	$1.27
Diluted net income per Class A common share	0.59	0.52	1.43	1.26

Weighted average Class A common shares outstanding (in millions)
Basic	531.9	465.3	521.3	465.2
Diluted	576.3	573.0	525.9	470.6

% of net sales and other revenue
Gross margin	27.9%	28.6%	28.0%	28.9%
Selling and administrative expenses	25.0%	25.6%	25.1%	25.8%

Store data
Number of stores at end of quarter	2,272	2,278

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 10, 2022	February 26, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,392.4	$2,902.0
Receivables, net	651.7	560.6
Inventories, net	4,746.4	4,500.8
Other current assets	474.1	403.0
Total current assets	9,264.6	8,366.4

Property and equipment, net	9,078.6	9,349.6
Operating lease right-of-use assets	5,868.9	5,908.4
Intangible assets, net	2,363.5	2,285.0
Goodwill	1,201.0	1,201.0
Other assets	977.5	1,012.6
TOTAL ASSETS	$28,754.1	$28,123.0

LIABILITIES
Current liabilities
Accounts payable	$4,017.8	$4,236.8
Accrued salaries and wages	1,503.1	1,554.9
Current maturities of long-term debt and finance lease obligations	826.0	828.8
Current maturities of operating lease obligations	655.5	640.6
Other current liabilities	1,242.1	1,087.4
Total current liabilities	8,244.5	8,348.5

Long-term debt and finance lease obligations	7,106.8	7,136.3
Long-term operating lease obligations	5,452.3	5,419.9
Deferred income taxes	858.4	799.8
Other long-term liabilities	2,092.9	2,115.4

Commitments and contingencies
Series A convertible preferred stock	612.2	681.1
Series A-1 convertible preferred stock	—	597.4

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,022.5	2,032.2
Treasury stock, at cost	(947.4)	(1,647.4)
Accumulated other comprehensive income	66.1	69.0
Retained earnings	3,239.9	2,564.9
Total stockholders' equity	4,387.0	3,024.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,754.1	$28,123.0

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	28 weeks ended
	September 10, 2022	September 11, 2021
Cash flows from operating activities:
Net income	$826.9	$740.0
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(93.4)	0.1
Depreciation and amortization	959.8	883.2
Operating lease right-of-use assets amortization	349.4	333.0
LIFO expense	116.9	29.1
Deferred income tax	58.3	43.0
Contributions to pension and post-retirement benefit plans, net of (income) expense	(16.1)	(47.5)
Gain on interest rate swaps and energy hedges, net	(14.9)	(7.5)
Deferred financing costs	9.1	11.1
Equity-based compensation expense	63.2	49.0
Other	(10.8)	(21.2)
Changes in operating assets and liabilities:
Receivables, net	(92.5)	(6.4)
Inventories, net	(362.5)	93.0
Accounts payable, accrued salaries and wages and other accrued liabilities	43.5	229.2
Operating lease liabilities	(265.4)	(249.3)
Self-insurance assets and liabilities	35.1	36.3
Other operating assets and liabilities	45.5	22.6
Net cash provided by operating activities	1,652.1	2,137.7

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(23.5)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,060.7)	(822.5)
Proceeds from sale of long-lived assets	94.2	24.6
Other investing activities	(11.2)	30.9
Net cash used in investing activities	(977.7)	(790.5)

Cash flows from financing activities:
Payments on long-term borrowings	(0.2)	(0.5)
Payments of obligations under finance leases	(29.9)	(32.2)
Dividends paid on common stock	(126.7)	(93.0)
Dividends paid on convertible preferred stock	(34.5)	(59.1)
Employee tax withholding on vesting of restricted stock units	(40.3)	(11.8)
Other financing activities	5.0	(17.8)
Net cash used in financing activities	(226.6)	(214.4)

Net increase in cash and cash equivalents and restricted cash	447.8	1,132.8
Cash and cash equivalents and restricted cash at beginning of period	2,952.6	1,767.6
Cash and cash equivalents and restricted cash at end of period	$3,400.4	$2,900.4

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Numerator:

Net income	$342.7	$295.2	$826.9	$740.0
Adjustments:
Loss (gain) on interest rate swaps and energy hedges, net (d)	3.6	(1.2)	(14.9)	(7.5)
Business transformation (1)(b)	13.5	14.8	47.3	35.6
Equity-based compensation expense (b)	27.9	26.8	63.2	49.0
(Gain) loss on property dispositions and impairment losses, net	(14.0)	(0.2)	(93.4)	0.1
LIFO expense (a)	54.8	14.6	116.9	29.1
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	3.9	18.3	9.8	47.4
Amortization of debt discount and deferred financing costs (c)	3.9	4.7	9.0	11.1
Amortization of intangible assets resulting from acquisitions (b)	12.0	11.5	27.4	27.6
Combined Plan (3)(b)	(19.0)	—	(19.0)	—
Miscellaneous adjustments (4)(f)	15.8	8.5	82.8	1.2
Tax impact of adjustments to Adjusted net income	(26.8)	(23.5)	(55.7)	(46.6)
Adjusted net income	$418.3	$369.5	$1,000.3	$887.0

Denominator:

Weighted average Class A common shares outstanding - diluted	576.3	573.0	525.9	470.6
Adjustments:
Convertible preferred stock (5)	—	—	49.1	101.6
Restricted stock units and awards (6)	6.5	8.1	6.3	8.8
Adjusted weighted average Class A common shares outstanding - diluted	582.8	581.1	581.3	581.0

Adjusted net income per Class A common share - diluted	$0.72	$0.64	$1.72	$1.53

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Net income per Class A common share - diluted	$0.59	$0.52	$1.43	$1.26
Convertible preferred stock (5)	—	—	0.01	0.03
Non-GAAP adjustments (7)	0.14	0.13	0.30	0.26
Restricted stock units and awards (6)	(0.01)	(0.01)	(0.02)	(0.02)
Adjusted net income per Class A common share - diluted	$0.72	$0.64	$1.72	$1.53
The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Adjusted net income (8)	$418.3	$369.5	$1,000.3	$887.0
Tax impact of adjustments to Adjusted net income	26.8	23.5	55.7	46.6
Income tax expense	117.4	100.3	260.7	232.8
Amortization of debt discount and deferred financing costs (c)	(3.9)	(4.7)	(9.0)	(11.1)
Interest expense, net	89.8	109.3	228.7	262.6
Amortization of intangible assets resulting from acquisitions (b)	(12.0)	(11.5)	(27.4)	(27.6)
Depreciation and amortization (e)	412.1	379.0	959.8	883.2
Adjusted EBITDA	$1,048.5	$965.4	$2,468.8	$2,273.5
(1) Includes costs associated with third-party consulting fees related to our strategic priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Includes the $19.0 million gain during the second quarter of fiscal 2022 related to the withdrawal in fiscal 2020 from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan").
(4) Primarily includes certain legal and regulatory accruals and settlements, net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement gain, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.
(5) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(6) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(7) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
(8) See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Condensed Consolidated Statements of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) Loss (gain) on interest rate swaps and energy hedges, net:

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Cost of sales	$3.4	$(1.1)	$(5.5)	$(6.3)
Selling and administrative expenses	0.8	(0.1)	(2.1)	(1.5)
Other income, net	(0.6)	—	(7.3)	0.3
Total Loss (gain) on interest rate swaps and energy hedges, net	$3.6	$(1.2)	$(14.9)	$(7.5)

(e) Depreciation and amortization:

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Cost of sales	$38.2	$36.0	$89.7	$86.8
Selling and administrative expenses	373.9	343.0	870.1	796.4
Total Depreciation and amortization	$412.1	$379.0	$959.8	$883.2

(f) Miscellaneous adjustments:

	12 weeks ended		28 weeks ended
	September 10, 2022	September 11, 2021	September 10, 2022	September 11, 2021
Selling and administrative expenses	$19.7	$6.8	$67.5	$17.1
Other income, net	(3.9)	1.7	15.3	(15.9)
Total Miscellaneous adjustments	$15.8	$8.5	$82.8	$1.2

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	September 10, 2022	September 11, 2021
Total debt (including finance leases)	$7,932.8	$8,340.6
Cash and cash equivalents	3,392.4	2,849.8
Total debt net of cash and cash equivalents	4,540.4	5,490.8

Rolling four quarters Adjusted EBITDA	$4,593.7	$4,158.1

Total Net Debt Ratio	0.99	1.32

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	September 10, 2022	September 11, 2021
Net income	$1,706.5	$719.5
Depreciation and amortization	1,757.9	1,611.3
Interest expense, net	448.0	491.6
Income tax expense	507.8	198.2
EBITDA	4,420.2	3,020.6

Gain on interest rate swaps and energy hedges, net	(30.2)	(16.5)
Business transformation (1)	68.3	77.7
Equity-based compensation expense	115.4	79.7
Loss on debt extinguishment	3.7	36.2
Gain on property dispositions and impairment losses, net	(108.5)	(50.7)
LIFO expense	203.0	64.6
Discretionary COVID-19 pandemic related costs (2)	—	44.7
Government-mandated incremental COVID-19 pandemic related pay (3)	20.3	47.4
Combined Plan and UFCW National Fund withdrawal (4)	(125.3)	892.9
Miscellaneous adjustments (5)	26.8	(38.5)
Adjusted EBITDA	$4,593.7	$4,158.1
(1) Includes costs related to third-party consulting fees related to our strategic priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents bonus payments related to front-line associates during the third quarter of fiscal 2020.
(3) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(4) Includes gains of $19.0 million and $106.3 million during the second quarter of fiscal 2022 and fourth quarter of fiscal 2021, respectively, and the $607.2 million charge in the fourth quarter of fiscal 2020 related to the withdrawal from the Combined Plan and the $285.7 million charge in the third quarter of fiscal 2020 related to the withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund").
(5) Primarily includes certain legal and regulatory accruals and settlements, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, pension settlement gain, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.